SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: December 18, 2000

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

A. Recent Regulatory Actions Addressing the California Energy Market

   On December 13, 2000, the President and a commissioner of the California Public Utilities Commission (CPUC), issued a press release stating that certain revisions had been made to the item on the CPUC's agenda for its December 21, 2000 meeting regarding post-transition period electric ratemaking mechanisms. As revised, the agenda item proposes that the CPUC address at its December 21, 2000 meeting, the extraordinary financial situation facing Pacific Gas and Electric Company (Utility) and Southern California Edison as a result of current problems in the wholesale electric market and includes an assessment of accounting changes and adjustments previously proposed in the proceeding. The revised agenda item proposes that the CPUC expedite its review of market valuation proceedings to determine the feasibility of lifting the rate freeze as expeditiously as possible, and to evaluate the need for reasonable rate increases. The press release noted that the CPUC need not act on this item on December 21, 2000, but the fact that it is on the agenda allows the CPUC to act if necessary. The press release stated that the financial stability of California's utilities is of paramount importance to California and to the CPUC and that the CPUC stands ready to act to protect the financial viability of the California utilities. The press release urges the Federal Energy Regulatory Commission (FERC) to act immediately to solve the underlying market failure so that all energy consumers are assured of reliable delivery of power and protected from exorbitant energy costs.

   On December 14, 2000, the United States Secretary of Energy issued an order pursuant to Section 202(c) of the Federal Power Act finding that an emergency exists in California by reason of a shortage of electric energy and ordered certain electric generators and marketers who had previously sold power into California to sell their available power to the California Independent System Operator (ISO) upon the request of the ISO. The order is in effect until December 21, 2000.

   On December 15, 2000, the FERC issued an order adopting remedies for what the FERC characterized as the seriously flawed electric power markets in California. Included in the key actions announced by the FERC are:

 - Elimination of the requirement that the California investor-owned utilities (IOUs) sell all of their generation into and buy all of their energy needs from the California Power Exchange (PX), which results in over reliance on spot market (i.e., real-time) purchases. The order permits the IOUs, effective December 15, 2000, to sell the power produced by generation owned by or under contract to the IOUs, which the state had required to be sold at wholesale into the PX, to be sold directly at retail by the IOUs, subject to California regulation, if any, of the price the IOUs charge. The order states that California is free to regulate this power on a cost-of-service basis, subject to a price cap, or in any other way. The order also eliminates the requirement that IOUs meet their power needs through the PX and encourages them to meet their purchase power needs through bilateral, long-term contracts of two years or more and to adopt a balanced portfolio of contracts to mitigate cost exposure. However, the order recognizes that the CPUC must also eliminate its requirement that the IOUs buy only through the PX. The order notes that is critical for the CPUC to give timely and predictable approval of the prudence of a balanced portfolio of short and long-term contracts. To encourage the execution of bilateral contracts, the order requires the PX's rate schedules to terminate effective at the close of business on April 30, 2001.

- Although the FERC decided not to require that generators enter into bilateral contracts, it did adopt a price benchmark at $74 per megawatt hour (MWh) for assessing prices of five-year energy supply contracts to be used by the FERC in assessing any complaints regarding justness and reasonableness of pricing long-term contracts. The FERC also orders all sellers with market based authority to report the bilateral contracts they are offering to the California market.

- Permits penalties to be imposed on market participants who do not schedule at least 95 percent of their load in advance of the ISO's real-time market (through self scheduling, bilateral contracts, or through the PX markets), to reduce the reliance on the ISO's real-time market to meet supply. A penalty charge will be assessed when more than 5 percent of a market participant's load is scheduled into the ISO's real-time market. Penalties are to be disbursed to other market participants who schedule their load properly. The FERC order does not contain provisions for penalties to be imposed on suppliers who do not schedule in advance.

- Directs the FERC staff to develop a comprehensive and systematic monitoring and price mitigation program for the ISO and PX spot markets to ensure there is no abuse of market power. The proposed plan is to be submitted by March 1, 2001, so that measures can be in place by May 1, 2001. The monitoring will rely on several threshold elements including the outage rates of sellers' resources; the failure to bid unsold megawatts into the ISO's real-time market; and, variations in bidding patterns for the same or similar resources. The monitoring will continue until a more comprehensive approach can be developed.

- Establishes an interim $150 per MWh modification ("soft cap") of the single price auction so that bids above $150 MWh will not set the market clearing prices paid to all bidders at or below $150 per MWh. Bids above the $150 MWh level will trigger certain weekly reporting requirements and FERC monitoring. These price provisions will be in effect until April 30, 2001. The FERC had originally proposed that this price cap be in effect until December 31, 2001.

- The period for potential refund liability continues until December 31, 2002. However, with respect to specific transactions, unless the FERC issues written notification to the seller that its transaction is still under review, refund potential on a transaction will close after 60 days. The FERC deferred until later the consideration of retroactive refund issues linked to protective orders associated with the volatile prices experienced in California this past summer.

- Requires the replacement of the ISO Board of Governors with a non-stakeholder board who are independent of market participants. The order requires the ISO Board of Governors to relinquish their decision-making power and operating control to the ISO management on

   January 29, 2001, although they may continue as a stakeholder advisory committee to provide input to ISO management until there is a new board, or until April 27, 2001, whichever occurs first. The FERC intends to issue a further order on the manner of selection for the new board after receiving input from various California representatives.

   In addition, the FERC announced plans to hold a technical conference on December 19, 2000, with market participants to facilitate forward contracting by California IOUs.

   PG&E Corporation and the Utility believe the actions outlined in the order will not provide a solution that ensures reliability of the state's electric supply and relief from future price increases, particularly since the FERC order fails to require sellers to enter into forward contracts at reasonable prices, and fails to provide an effective price cap. In addition, the FERC order does not address issues associated with retroactive refund and retroactive remedial authority issues.

B. Pacific Gas and Electric Company's Wholesale Power Purchase Costs

   Higher than forecasted power prices in November and October 2000 have caused the Utility's under-collected balance of wholesale power purchase costs recorded in its regulatory balancing account (the Transition Revenue Account or TRA) to increase to $4.5 billion at November 30, 2000 from $3.4 billion at October 31, 2000. Wholesale power prices for December have been even higher than the November 2000 prices, in part due to a sharp increase in natural gas prices paid by generators in producing electricity and reflected in the price of power charged by the generators. Further, a large number of generating plants that serve the California market were not operating for maintenance and other related reasons. There also has been a dramatic increase in the wholesale price of power since December 8, 2000, when the FERC, at the request of the ISO, issued an order lifting the interim $250 per megawatt hour price cap for energy purchased by the ISO. The FERC order issued on December 15, 2000, states that effective January 1, 2001, the interim $250 price cap will be superceded by the new $150 price cap on bids that can set the market clearing price.

C. Liquidity and Financial Impacts

   As previously reported, the Utility has been required to finance the majority of its net wholesale power purchase costs because the Utility's wholesale power purchase costs have greatly exceeded revenues collected from customers through frozen rates and the revenues from the Utility's generation sales to the PX and the ISO. The current forward price curve indicates that wholesale power prices are expected to remain high unless there are immediate and significant changes made to the wholesale electric market. Therefore, it is necessary that the Utility continue financing its wholesale power purchase costs.

   On December 11, 2000, Moody's Investor Services, Inc., a principal credit rating agency, has placed the securities of PG&E Corporation and the Utility under review for possible downgrade. On December 13, 2000, another credit rating agency, Standard & Poor's, has placed the securities of PG&E Corporation, the Utility, and related entities on "CreditWatch" with negative implications. The credit agencies cited concerns about the escalating financial burdens placed on the Utility and the absence of short-term or long-term regulatory or legislative mechanisms for recovery of the under-collections. In addition, some third party power suppliers have requested credit assurances or immediate payment from the Utility before supplying power to the ISO and PX.

   The Utility has fully utilized its existing CPUC short-term debt authorization by issuing $1.7 billion in commercial paper and drawings under its existing revolving credit facilities to support the Utility's higher purchased power costs and the associated increases in the TRA as well as other liquidity requirements. On November 1, 2000, the Utility issued $1 billion of short-term floating rate notes and $680 million of five-year notes. On November 22, 2000, the Utility issued an additional $240 million of short-term floating rate notes. The Utility's application requesting authority to issue an additional $2 billion in long-term debt instruments is pending at the CPUC and a decision is on the agenda for the CPUC's meeting on December 21, 2000. Although the Utility currently has approximately $1.2 billion of short-term investments, without obtaining additional financing, the Utility will be unable to continue paying its net power purchase costs. There is no assurance that the Utility will be able to obtain such additional financing.

   The Utility will continue to work with interested parties to create an effective solution to the state's broken wholesale electric market that ensures fair prices for customers and maintains the reliability of the state's electric system. If, based upon the timing and extent of such discussions, the Utility were unable to conclude that its current
TRA under-collection is probable of future recovery, the Utility would be required to write-off such amount resulting in a material charge to earnings. If the Utility were unable to continue deferring its future wholesale power purchase costs there would be a significant adverse affect on the Utility's and PG&E Corporation's future earnings, assuming the high prices continue as the current forward price curve suggests. Finally, absent adequate assurance as to future recovery, the resulting financial condition of the Utility may be such that it may be unable to pay dividends to PG&E Corporation, which in turn could adversely impact
PG&E Corporation's ability to pay dividends in the future.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.




                              PG&E CORPORATION

                              By    CHRISTOPHER P. JOHNS
                                    ------------------------------
                                    CHRISTOPHER P. JOHNS
                                    Vice President and Controller



                              PACIFIC GAS AND ELECTRIC COMPANY

                              By    DINYAR B. MISTRY
                                    ------------------------------
                                    DINYAR B. MISTRY
                                    Vice President and Controller




Dated: December 18, 2000